Exhibit 10.1

LOAN AGREEMENT

This LOAN AGREEMENT is made as of October 4, 2012, by and among (a) ThermoEnergy Corporation, a Delaware corporation (“ThermoEnergy”), (b) ThermoEnergy Power Systems, LLC, a Delaware limited liability company (“ThermoEnergy Power Systems”), (c) CASTion Corporation, a Massachusetts corporation (“CASTion”, and together with ThermoEnergy and ThermoEnergy Power Systems, the “Borrowers”) and (d) C13 Thermo LLC, a Delaware limited liability company (together with its successors and assigns, to the extent permitted under Section 10.9 below, (the “Lender”).

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers and the Lender agree as follows:

section 1.          DEFINITIONS.

All capitalized terms not defined herein but defined in Appendix A attached hereto shall have the meanings given to such terms therein. All terms defined in this Agreement shall also have such defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise specified herein or therein.

All references in this Agreement to Sections, Exhibits, Schedules and Appendices refer to the sections, exhibits, schedules and appendices of this Agreement unless otherwise indicated. All Schedules, Appendices and Exhibits attached to this Agreement are incorporated herein and made a part hereof.

section 2.          LOANS.

2.1           General. Subject to the terms and conditions hereof, the Lender agrees to make loans (hereinafter referred to collectively as the “Loans” and each singly as a “Loan”) in an aggregate principal amount not to exceed the Commitment. Subject to Borrower’s compliance with the Weekly Budget to the satisfaction of Lender, Loans shall be advanced to the Borrowers from time to time in response to Loan Requests submitted in accordance Section 4.3.

2.2           Note. Contemporaneously with the execution and delivery of this Agreement, the Borrowers shall execute and deliver to the Lender a certain Note, dated of even date herewith (the “Note”), from the Borrowers, made payable to the order of the Lender, in the original principal amount of up to Seven Hundred Thousand and 00/100 Dollars ($700,000.00). The Note shall be substantially in the form of Exhibit A attached hereto and shall be duly executed by the Borrowers.

2.3           Use of Proceeds. The proceeds from the Loans shall be used by the Borrowers solely to finance the fabrication and testing of the System in accordance with the Weekly Budget and for the reimbursement of the Lender’s fees and expenses, as set forth in Section 3.10.

2.4           Interest Rate. Subject to the provisions of Section 2.5(a), the Loans shall not accrue interest. On the Maturity Date, such earlier date as the Loans may become due in accordance with this Agreement or the date of prepayment of the Loans, the Borrowers shall pay to the Lender a fee (the “Commitment Fee”) in an amount equal to ten percent (10%) of the aggregate principal amount of the Loans borrowed pursuant to the terms of this Agreement.

2.5           Default Rate.

(a)          Upon the occurrence and during the continuance of an Event of Default, the Lender may, at its option, by written notice to the Borrowers, declare that the unpaid principal amount of the Loans, together with the fees, expenses and all other amounts due and payable under the Loan Documents shall accrue interest at a rate equal to Eight and 00/100 Percent (8.00%) per annum (such sum, the “Default Rate”) from and after the date of such written notice. Upon the occurrence of an Event of Default under Section 8.1(f) or Section 8.1(g), any such increase described in the foregoing sentence shall occur automatically without notice to the Borrowers. Interest per annum shall be calculated on the basis of actual number of days elapsed and an assumed 360-day year and shall compound on the last day of each calendar month. Therefore, principal and all other amounts outstanding hereunder for all or any part of a day shall accrue interest equal to 1/360th of the per annum interest accruing hereunder. Interest shall accrue on each day or part thereof that any principal or other amount is outstanding, including Sundays, legal holidays and other non-business days.

(b)          Notwithstanding any provision contained in this Agreement or any other Loan Document to the contrary, in no event shall the amount paid or agreed to be paid by the Borrowers (or any other Person) as interest or as a premium on the Note or any other Obligations exceed the highest lawful rate permissible under any law applicable thereto.

2.6           Repayment of Note.

(a)          Subject to the provisions of Section 8.1, no payment of principal or interest shall be due under the Note until the Maturity Date.

(b)          On the Maturity Date (or such earlier date on which the Note become due and payable pursuant to Section 8.1), the entire remaining outstanding balance of the Note (including without limitation, all unpaid principal, all accrued but unpaid interest and all unpaid fees (including, without limitation, the Commitment Fee), charges, costs and expenses) shall be immediately due and payable in full.

2.7           Method of Payment.

All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, Boston, Massachusetts time, on the due date thereof to the Lender, at the Lender’s office specified in Section 10.5 (or such other place as the Lender may specify in writing from time to time), in Dollars and in immediately available funds. Payments received by the Lender after such time shall be deemed to have been received on the next Business Day.

2.8           Prepayments.

(a)          The Borrowers may at any time and from time to time prepay the Note, in whole or in part, without premium or penalty.

(b)          All amounts received for the prepayment of Note shall be applied to the Obligations as follows: first, to any unpaid fees (including, without limitation, the Commitment Fee), charges, costs and expenses then due and payable under this Agreement or any of the other Loan Documents to the Lender; second, to any accrued and unpaid interest, if any, then due and owing under the Note to the Lender; and third, to the unpaid principal balance then due and payable under the Note to the Lender. Any amounts prepaid on account of the Note may not be reborrowed.

2.9           Termination of Loan Documents; Release of Liens. Upon receipt by the Lender of payment and satisfaction in full in cash of the Obligations, the Lender agrees that:

(a)          the Loan Documents shall, without further action, terminate and be of no further force or effect;

(b)          the Lender’s security interests in and Liens on all Collateral, granted by or arising under the Loan Documents shall be, automatically and without further action, terminated, released and discharged;

(c)          the Borrowers may prepare and file such UCC-3 termination statements as the Borrowers may reasonably deem necessary or desirable in connection with the termination of the security interests and Liens set forth in Section 2.9(b) above; and

(d)          at the request of any Borrower, the Lender will execute and deliver such additional instruments and other writings, and take such other action, as such Borrower may reasonably request to effect or evidence the satisfaction of the Obligations, the termination of the effectiveness of the Loan Documents or any instruments executed pursuant thereto, or the release of any Liens or security interests in favor of the Lender.

section 3.          CONDITIONS PRECEDENT TO EFFECTIVENESS.

The effectiveness of this Agreement and the agreement of the Lender to make the Loans is subject to the satisfaction of the following conditions precedent:

3.1           Loan Documents. The Lender shall have received the following Loan Documents, each as duly executed and delivered by the parties thereto: (a) this Agreement; (b) the Note; (c) the Security Agreements (other than the Control Agreement) and (d) the Letter of Credit in form and substance satisfactory to the Lender.

3.2           Actions to Perfect Liens. The Lender shall have received evidence in form and substance reasonably satisfactory to it that all filings, recordings and registrations, including, without limitation, the filing of duly executed financing statements on form UCC-1, reviewed and approved by Lender, necessary or, in the opinion of the Lender, desirable to perfect the Liens created by the Security Documents shall have been completed (or, to the extent that any such filings, recordings, registrations and other actions shall not have been completed, arrangements satisfactory to the Lender for the completion thereof shall have been made).

3.3           Lien Searches. The Lender shall have received at least one (1) Business Day prior to the Closing Date the results of a recent search by a Person reasonably satisfactory to the Lender, of the UCC, judgment and tax lien filings which may have been filed with respect to personal property of the Borrowers in the jurisdictions set forth in Schedule 3.3, and the results of such search shall be satisfactory to the Lender.

3.4           UCC-3 Termination Statements. The Lender shall have received UCC-3 termination statements and any other instrument necessary to terminate the Liens granted by the Borrowers to any Person (other than Permitted Liens)(or, to the extent that any such UCC-3 termination statements or any other instrument shall not have been obtained and filed, arrangements satisfactory to the Lender for the obtaining and filing thereof shall have been made).

3.5           Corporate Proceedings of the Borrowers. The Lender shall have received a copy of the resolutions, in form and substance satisfactory to the Lender, of the board of directors (or other equivalent governing body) of each Borrower authorizing (i) the execution, delivery and performance by such Borrower such of this Agreement and the other Loan Documents to which it is a party, (ii) the issuance by such Borrower of the Note contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Security Documents to which such Borrower is a party, all as certified by the Secretary or other appropriate officer of such Borrower as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Lender.

3.6           Borrower Incumbency Certificates. The Lender shall have received a certificate of each Borrower, dated as of the Closing Date, as to the incumbency and signature of the officers of such Borrower executing any Loan Document reasonably satisfactory in form and substance to the Lender, executed by the President or any Vice President and the Secretary or other appropriate officer of such Borrower.

3.7           Corporate Documents. The Lender shall have received true and complete copies of the Certificate (or Articles) of Incorporation (or Organization) and By-Laws of each Borrower, as certified as of the Closing Date as complete and correct copies thereof by the Secretary or other appropriate officer of each Borrower.

3.8           Legal Existence, Good Standing, Tax Good Standing and Foreign Qualification Certificates. The Lender shall have received certificates of legal existence, good standing, tax good standing and foreign qualification for each of the Borrowers, all of recent date issued by the appropriate Governmental Authorities.

3.9           Other Insurance. The Lender shall have received evidence in form and substance satisfactory to it that all of the requirements of Section 6.7 and those provisions of the Security Documents requiring the maintenance of insurance shall have been satisfied, including certificates of insurance of the Borrowers and, within 30 days after the Closing Date, endorsements naming Lender as lender’s loss payee and additional insured with respect to such insurance.

3.10         Fees and Expenses. The Lender shall have received (a) as contemplated by Section 10.5(c), reimbursement of all legal fees, expenses and disbursements incurred by counsel to the Lender in connection with the transactions contemplated herein, and (b) reimbursement of all other out-of-pocket costs and expenses incurred by the Lender in connection with the transactions contemplated herein.

3.11         Representations and Warranties. Each of the representations and warranties made by the Borrowers in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

3.12         No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the issuance of the Note.

3.13         Weekly Budget. The Lender shall have received an operating budget (as amended with the written consent of the Lender, in its sole discretion, the “Weekly Budget”) setting forth the schedule of operations, progress and purchases with respect to the fabrication and testing of the System on a weekly basis for the period from the Closing Date to five (5) months after the Closing Date, which shall be in form and substance satisfactory to the Lender.

3.14         Other Matters. The Lender shall have received, in form and substance satisfactory to it, such other assurances, documents or consents related to the foregoing as the Lender may reasonably require.

section 4.          CONDITIONS PRECEDENT TO EACH LOAN

The obligation of the Lender to make any Loan (including its initial Loan) hereunder or to honor any request for a Loan is subject to the following conditions precedent:

4.1           Truth and Correctness of Representations and Warranties. The representations and warranties of the Borrowers contained in Section 5 or any other Loan Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, except that for purposes of this Section 4, the representations and warranties contained in Section 5.1 shall be deemed to refer to the financial statements indicated therein or, if more recent, the financial statements furnished pursuant to Section 6.1(a) and (b).

4.2           No Default. No Default or Event of Default exists or is occurring and no Default shall result from the proposed Loan or from the application of the proceeds thereof or from the honoring of any request for the proposed Loan.

4.3           Requests for Loans. Not later than 1:00 p.m. Boston time two (2) Business Days prior to the requested date of any Loan, the Lender shall have received a Loan Request substantially in the form of Exhibit 4.3 attached hereto, duly completed and executed by a Responsible Officer of each Borrower, and (i) with respect to purchases of equipment and materials necessary to complete the Project (A) attaching copies of invoices for purchases of such equipment and/or materials and (B) proof that the amount of the applicable Loan is equal to the aggregate amount actually paid for such equipment and materials by the Borrowers to vendors during the prior week in accordance with the Weekly Budget; (ii) a weekly report included in Schedule 1 thereto containing (w) a narrative of work progress made on the system during the previous week, (x) a narrative forecast of work to be completed during the current week, (y) a rolling two (2) week forecast detailing milestones, cash flow (including deposits and progress payments to vendors) and critical path deliveries and (z) a comparison of the current project status to the original Weekly Budget with respect to the timing of task, procurement, cash flow and completion or (ii) with respect to working capital contemplated by the Weekly Budget, indicating the amount of working capital required, and such supporting documentation as the Lender may from time to time reasonably request.

4.4           Weekly Budget. The Borrowers shall not be more than two (2) weeks behind the fabrication and testing schedule set forth on the Weekly Budget.

4.5           Other Matters. The Lender shall have received, in form and substance satisfactory to it, such other assurances, documents or consents related to the foregoing as the Lender may reasonably require.

Each Loan Request shall be deemed to be a representation and warranty that the conditions specified in Section 4.1 and Section 4.2 have been satisfied on and as of the date of the making of the applicable Loan or the honoring of the applicable request for a Loan. Without limiting any of its other rights hereunder, the Lender shall have no obligation to make further Loans for so long as the Borrowers have not satisfied the condition set forth in Section 4.4.

section 5.          REPRESENTATIONS AND WARRANTIES.

To induce the Lender to enter into this Agreement and to make the Loans, each Borrower hereby represents and warrants to the Lender as follows:

5.1           Financial Condition. The Borrowers have furnished to the Lender (a) audited consolidated financial statements for the Borrowers for the years ended December 31, 2009, December 31, 2010 and December 31, 2011 and (b) management-prepared consolidated financial statements for the Borrowers for (i) the three (3) months ended as of March 31, 2012 and (ii) the three (3) months ended as of June 30, 2012 (collectively, the “Initial Financial Statements”). The Initial Financial Statements were prepared in accordance with GAAP, consistently maintained and applied throughout the periods covered thereby (except as may be noted therein) and fairly present the financial condition of the Borrowers on the respective dates thereof and the results of the operations of the Borrowers for the respective periods covered thereby.

5.2           No Change. Since June 30, 2012, (a) except as set forth on Schedule 5.2, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect, (b) there has been no sale, transfer or other disposition by any Borrower of any material part of the business or property of any Borrower and no purchase or other acquisition of any business or property (including any Equity Interest of a Borrower) material in relation to the financial condition of any Borrower as of June 30, 2012 and, except as set forth on Schedule 5.2, the Borrowers have not entered into and do not intend to enter into any agreement with respect to the foregoing, (c) no dividends or other distributions have been declared, paid or made upon the Equity Interest of any Borrower nor have any of the Equity Interests of any Borrower been redeemed, retired, purchased or otherwise acquired for value by any Borrower and the Borrowers have not entered into and do not intend to enter into any agreement with respect to the foregoing, (d) except as set forth on Schedule 5.2, there has been no material adverse change in the financial condition of the Borrowers as reflected on the financial statements filed with the 10-Q of ThermoEnergy for the quarter ending June 30, 2012 and (e) no Borrower has experienced any damage, destruction or loss to any of its material assets (whether or not covered by insurance).

5.3           Legal Existence; Compliance with Law. Each Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified or licensed to do business as a foreign company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified and/or in good standing, in the aggregate could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law (including, without limitation, Environmental Laws) except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4           Power; Authorization; Enforceable Obligations. Each Borrower has the power and authority, and the legal right, to make, execute, deliver and perform the Loan Documents to which it is a party and to borrow hereunder. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by any Borrower in connection with the execution, delivery or performance by the Borrowers or the validity or enforceability with respect to or against the Borrowers, of the Loan Documents to which any Borrower is a party (other than the filings of Uniform Commercial Code financing statements in order to perfect the security interest that can be perfected by such filings). Each of the Loan Documents, when executed and delivered, will constitute a legal, valid and binding obligation of each of the Borrowers, enforceable against each of them, to the extent that each of them is a party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5           No Legal Bar. The execution, delivery and performance of the Loan Documents, the Note hereunder and the use of the proceeds thereof by the Borrowers will not violate any Requirement of Law or any material Contractual Obligation of any Borrower, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation other than as contemplated in or permitted by the Loan Documents.

5.6           No Material Litigation. Except as set forth on Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best of the knowledge of each Borrower, threatened by or against such Borrower or against any of their respective properties or revenues.

5.7           No Default. No Borrower is in default under or with respect to any of its material Contractual Obligations. No Default or Event of Default has occurred and is continuing hereunder.

5.8           Ownership of Property; Liens. Each Borrower has good record and marketable title in fee simple to, or a valid leasehold interest in, all of its real property except for such matters as do not materially adversely affect the use of the property in the conduct of the business as currently conducted, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien (other than Permitted Liens). Set forth on Schedule 5.8 is a true and complete list of all of real property owned or leased by each Borrower as of the Closing Date and all Liens granted by such Borrower in respect of any real property owned or leased by it as of the Closing Date.

5.9           Subsidiaries. Set forth on the Schedule 5.9 is a true and complete list of all of the Subsidiaries of each Borrower as of the Closing Date and the ownership of the Equity Interests in each Borrower (other than ThermoEnergy), each Subsidiary and each joint venture in which a Borrower or a Subsidiary has an interest.

5.10         Brokers or Finders. No Person has or will have, as a result of the transaction contemplated by this Agreement of any of the other Loan Documents, any right, interest or claim against or upon the Lender or the Borrowers for the commission, fee or other compensation as a finder or broker because of any act or omission by the Borrowers.

5.11         Intellectual Property. Except as set forth on Schedule 5.11, (a) each Borrower owns, or is licensed to use, all material patents, trademarks (registered or unregistered), trade names, service marks, assumed names. copyrights and software (such items, together with all applications therefore and all other material intellectual property and proprietary rights, whether or not subject to statutory registration or protection, of such Borrower that are used in or necessary for the conduct of the business of such Borrower being collectively referred to herein as the “Intellectual Property”) necessary for the conduct of its business except, with respect to software, for those the failure to own or be licensed to use could not reasonably be expected to have a Material Adverse Effect and (b) no claim of which any Borrower has been given notice has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Borrower know of any valid basis for any such claim.

5.12         Taxes. Each Borrower has filed or caused to be filed all tax returns which are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property in respect of such periods and all other material taxes imposed on it or any of its property by any Governmental Authority in respect of such periods (other than any taxes (a) the amount or validity of which are being contested in good faith by appropriate proceedings, (b) with respect to which reserves in conformity with GAAP have been provided on the books of the Borrowers, (c) non-payment of which, in the aggregate, would not have a Material Adverse Effect). Except as set forth on Schedule 5.12, the Borrowers are unaware of any proposed or pending tax assessments, deficiencies or audits.

5.13         ERISA. Each Borrower and each Commonly Controlled Entity is in compliance in all material respects with ERISA and the provisions of the Tax Code applicable to any Plans. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Tax Code or Section 302 of ERISA) has occurred with respect to any Plan. No Borrower or any Commonly Controlled Entity has incurred any liability to the PBGC over and above premiums which are required by law and which would constitute a Material Adverse Effect. No Borrower or any Commonly Controlled Entity has terminated any Plan in a manner which could result in the imposition of a Lien on the property of any Borrower.

5.14         Existing Debt. Set forth on Schedule 5.14 is a complete and accurate list of all existing Indebtedness of each Borrower and each Subsidiary.

5.15         Bank Accounts. Set forth on Schedule 5.15 is a complete and accurate list of all banks and other financial institutions at which any Borrower or any Subsidiary maintains deposit accounts, securities accounts or other accounts as of the Closing Date, including any disbursement accounts, and Schedule 5.15 identifies the name, address and telephone number of each depositary institution, securities intermediary or other financial institution for each such account, the name in which the account is held, a description of the purpose of such account and the account number thereof.

5.16         Obligations. The Borrowers’ financial condition enables them to comply with their respective existing obligations, including the obligations hereunder and under the other Loan Documents and has not led, and is not expected to lead, to a default in their respective payment obligations as they become due.

5.17         Ranking. The payment obligations of each Borrower hereunder and under the other Loan Documents to which it is a party are unconditional general obligations of such Borrower, and rank at least pari passu with all other present and future senior unsubordinated Indebtedness of such Borrower.

5.18         Security Interest. The Loan Documents provide, upon execution, delivery and, as applicable, filing with the appropriate government authority thereof, the Lender with effective, valid, legally binding and enforceable first priority Liens on all of the Collateral, which Liens as of the Closing Date will be superior and prior to the rights of all third parties now existing or hereafter arising whether by way of Lien, assignment or otherwise, except as may be limited by bankruptcy, insolvency or similar laws affecting enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability. All necessary action will have been taken as of the Closing Date under applicable laws to establish and perfect the first priority rights of the Lender in and to the Collateral.

section 6.          AFFIRMATIVE COVENANTS

So long as any Loan or other Obligation (other than contingent indemnification obligations not then due) hereunder shall remain unpaid or unsatisfied, each Borrower hereby covenants and agrees with the Lender as follows:

6.1           Financial Statements. Such Borrower shall furnish to the Lender:

(a)          commencing with the fiscal year ended December 31, 2012, as soon as available, but in any event upon the earlier of (i) the date that is 120 days after the end of each fiscal year of the Borrowers or (ii) the date such information is required to be filed with the SEC, a consolidated balance sheet of the Borrowers as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Grant Thornton LLP or any other independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, together with a copy of the management discussion and analysis submitted by the Borrowers to the SEC with respect to such period; and

(b)          commencing with the fiscal quarter ending September 30, 2012, as soon as available, but in any event upon the earlier of (i) 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrowers, or (ii) the date such information is required to be filed with the SEC, a consolidated balance sheet of the Borrowers as at the end of such fiscal quarter, the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrowers’ fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, as certified by the chief executive officer or chief financial officer of each Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrowers in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

The Borrowers shall be deemed to have delivered the financial statements referred to in this Section 6.1 if: (i) such financial statements or other information have been posted on the website of the SEC (http://www.sec.gov) or on the Borrowers’ own website as previously identified to the Lender, and (ii) the Borrowers have notified the Lender by electronic mail of such posting.

6.2           Certificates; Other Information. Each Borrower shall furnish to the Lender:

(a)          concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), a duly completed Compliance Certificate, substantially in the form attached hereto as Exhibit 6.2, as signed by any Responsible Officer of each Borrower;

(b)          promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrowers by independent accountants in connection with the accounts or books of the Borrowers, or any audit of any of them;

(c)          promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrowers may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lender pursuant hereto;

(d)          promptly, and in any event within five (5) Business Days after receipt thereof by any Borrower, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Borrower; and

(e)          promptly, such additional information regarding the business, financial or corporate affairs of the Borrowers, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

6.3           Notices. Each Borrower shall, and shall cause each of its Subsidiaries to, give prompt, and in any event within one (1) Business Day, notice to the Lender and the Lender of:

(a)          the occurrence of any Default or Event of Default;

(b)          any (i) default or event of default under any Contractual Obligation of such Borrower or (ii) litigation, investigation or proceeding which may exist at any time between such Borrower and any Governmental Authority, which in either case, if not cured, or resolved or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)          any litigation or proceeding affecting such Borrower in which the amount involved is not covered by insurance or in which injunctive or similar relief is sought which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(d)          the following events, as soon as possible and in any event within thirty (30) days after such Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or such Borrower or any Commonly Controlled Entity with respect to the withdrawal from, or the termination, reorganization or insolvency of, any Plan; and

(e)          any development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.3 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the applicable Borrower proposes to take with respect thereto.

6.4           Inspection of Property; Books and Records; Discussions. Each Borrower shall, and shall cause each of its Subsidiaries to; (a) keep proper financial records in conformity with GAAP and all Requirements of Law; (b) permit representatives of the Lender (including their respective officers, employees, consultants and other designees) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable notice, and as often as may reasonably be desired; provided, however, that so long as the Borrowers remain in compliance with the Weekly Budget to the satisfaction of the Lender, such inspections shall be limited to one (1) inspection per each fiscal quarter of such Borrower; and (c) permit, upon reasonable notice during normal business hours, representatives of the Lender (including their respective officers, employees, consultants and other designees) to discuss the business, operations, properties and financial and other condition of such Borrower with officers and employees of such Borrower and with its independent certified public accountants.

6.5           Payment of Obligations. Each Borrower shall, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of the material obligations of such Borrower, except as contemplated by this Agreement or where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Borrower.

6.6           Conduct of Business and Maintenance of Existence. Each Borrower shall, and shall cause each of its Subsidiaries to: (a) continue to engage in business of the same general type as now conducted by such Borrower; (b) preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 7.10; and (c) comply in all material respects with all Contractual Obligations and Requirements of Law, except where (i) any such Contractual Obligation is being contested in good faith, a bona fide dispute exists with respect to any such Contractual Obligation or failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) any such Requirement of Law is being contested in good faith and the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.7           Maintenance of Property; Insurance. Each Borrower shall, and shall cause each of its Subsidiaries to (a) keep all property material to the conduct of its business in good working order and condition; (b) maintain insurance with financially sound and reputable insurance companies on such of its property and in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and (c) furnish to the Lender, upon written request, full information as to the insurance carried. The Borrowers shall, within thirty (30) days of the Closing Date, cause the Lender to be added as a lender’s loss payee and additional insured to the insurance policies of the Borrowers.

6.8           Compliance with Loan Documents and Requirements of Law. Each Borrower shall, and shall cause each of its Subsidiaries to perform each of its obligations under this Agreement and each other Loan Document to which it is a party, and such Borrower shall comply in all material respects with all Requirements of Law (including, without limitation, Environmental Laws) applicable to it.

6.9           Maintenance of Liens of the Security Documents. Each Borrower shall, and shall cause each of its Subsidiaries to promptly, upon the reasonable request of the Lender, at the sole cost and expense of such Borrower, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise reasonably deemed by the Lender necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby.

6.10         New Subsidiaries. Each Borrower shall cause, at its sole cost and expense, each new Subsidiary of such Borrower created or acquired on or after the date hereof, promptly upon such creation or acquisition, to execute and deliver to the Lender, the following agreements and documents, which agreements and documents shall be in form and substance reasonably satisfactory to the Lender: (a) an instrument pursuant to which such new Subsidiary shall be become a party to (i) this Agreement as a Borrower hereunder and (ii) the Security Agreement as a debtor thereunder; (b) any and all UCC financing statements which the Lender deems necessary and appropriate in order to perfect its first priority perfected security interests in all of the assets of such Subsidiary; and (c) such other agreements, documents, financing statements, instruments, opinions and certificates and completion of such other matters, as the Lender may reasonably deem necessary or appropriate.

6.11         Use of Proceeds. The Borrowers shall use the proceeds of the Loans solely (i) for purchasing materials and equipment necessary or convenient to the construction, operation, testing and delivery of the System and working capital expenditures set forth on the Weekly Budget and (ii) for the reimbursement of the Lender’s fees and expenses, as set forth in Section 3.10.

6.12         Weekly Budget. The Borrowers shall provide to the Lender, on the first business day of each calendar week simultaneously with delivery of a Loan Request, a statement of compliance with the Weekly Budget setting forth in detail (i) the amount and description of each reasonable and documented out-of-pocket expense paid during the prior week in accordance with the Weekly Budget with respect to which the Borrowers intend to request a Loan, (ii) a description of progress made in the construction, testing and delivery of the System, (iii) any deviations from the Weekly Budget, and (iv) any requested amendments to the Weekly Budget.

6.13         Control Agreements. Each Borrower shall cause, within fifteen (15) days of a written request from the Lender, the depositary institution, securities intermediary or commodities intermediary with respect to each account listed on Schedule 5.15 to enter into Control Agreements in favor of the Lender in form and substance satisfactory to the Lender granting the Lender the right to exercise control over such accounts upon the occurrence of an Event of Default and perfecting Lender’s security interest therein and in all assets held in or credited to such accounts.

6.14         Letter of Credit. The Borrowers shall pay the proceeds of any draw on the Letter of Credit to the Lender no later than one (1) Business Day following the date of receipt of such proceeds up to an amount equal to the then outstanding Obligations.

section 7.          NEGATIVE COVENANTS.

So long as any Loan or other Obligation (other than contingent indemnification obligations not then due) hereunder shall remain unpaid or unsatisfied, each Borrower hereby covenants and agrees that:

7.1           Limitation on Indebtedness. Such Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except for Permitted Debt.

7.2           Limitation on Contingent Liabilities. Such Borrower shall not, and shall not permit any of its Subsidiaries to, assume, guarantee, endorse or otherwise become directly or contingently liable (including without limitation, liable by way of agreement, contingent or otherwise to purchase or provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against any loss) in connection with any Indebtedness of any other Person, except for: (a) liabilities to the Lender arising under any of the Loan Documents; and (b) guarantees made in the ordinary course of the business by such Borrower of obligations of any Subsidiary, which obligations are otherwise permitted under this Agreement.

7.3           Limitation on Liens. Such Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for Permitted Liens.

7.4           Limitation on Fundamental Changes. Such Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

(a)          any Borrower may be merged or consolidated with or into another Borrower;

(b)          any Subsidiary of a Borrower may be merged or consolidated with or into another Borrower (provided that a Borrower shall be the continuing or surviving person) or with or into any one or more wholly owned Subsidiaries of a Borrower (provided that the wholly owned Subsidiary or Subsidiaries shall be the continuing or surviving person);

(c)          any wholly owned Subsidiary may sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to a Borrower or any other wholly owned Subsidiary of a Borrower; and

(d)          pursuant to any sale of assets expressly permitted by Section 7.5.

7.5           Limitation on Sale of Assets. Such Borrower shall not, and shall not permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables, leasehold interests and Intellectual Property), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Equity Interest to any Person (other than a Borrower or any wholly owned Subsidiary, and subject to the provisions of the Security Documents), except:

(a)          the conveyance, sale, lease, license, assignment, transfer or other disposition of Obsolete Property or surplus property in the ordinary course of business;

(b)          the sale of inventory in the ordinary course of business;

(c)          the sale or discount for fair value, without recourse and consistent with sound business practices of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(d)          the license of Intellectual Property in the ordinary course of business; and

(e)          leases or subleases of real property not materially interfering with the ordinary course of conduct of the business of such Borrower.

7.6           Limitation on Sales and Leasebacks. Such Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by such Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by such Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Borrower or such Subsidiary.

7.7           Restricted Payments. Such Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)          each Subsidiary may make Restricted Payments to any Borrower and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)          the Borrowers and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(c)          the Borrowers and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests.

7.8           Limitation on Investments, Loans and Advances. Such Borrower shall not, and shall not permit any of its Subsidiaries to, make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in, any Person (an “Investment”), except:

(a)          investments in Cash Equivalents;

(b)          securities held by such Borrower or any of its Subsidiaries prior to the Closing Date and listed on Schedule 7.8;

(c)          Investments by such Borrower in any Subsidiary and Investments by any such Subsidiary in a Borrower or in any other Subsidiary;

(d)          extensions of trade credit and endorsements of negotiable instruments and other negotiable documents in the ordinary course of business; and

(e)          loans and advances to employees and directors of a Borrower or any of its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Borrowers and their respective Subsidiaries not to exceed Twenty-Five Thousand and 00/100 Dollars ($25,000.00) at any time outstanding.

7.9           Limitation on Transactions with Affiliates. Such Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement; (b) in the ordinary course of such Borrower’s or such Subsidiary’s business; and (c) upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided, however, that the foregoing restriction shall not prohibit (i) any employment agreement entered into by such Borrower or any of its Subsidiaries in the ordinary course of business; (ii) any issuance of securities in connection with employment arrangements, stock options and stock ownership plans of such Borrower entered into in the ordinary course of business; (iii) transactions between such Borrower and its Subsidiaries; and (iv) the transactions contemplated by the agreements listed on Schedule 7.9.

7.10         Limitation on Lines of Business. Such Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any business, either directly or through any Subsidiary, except for those businesses in which such Borrower is engaged on the date of this Agreement or which are reasonably related thereto.

7.11         Limitations on Amendments to Organizational Documents. The Borrowers shall not and shall not cause or permit their Subsidiaries to directly or indirectly amend, modify or waive any term or provision of its organizational documents, including its certificate of incorporation, limited liability company agreement, by-laws or certificates of designations pertaining to preferred stock in any manner adverse to the Lender.

7.12         Bank Accounts. The Borrowers shall not, and shall not permit their Subsidiaries to, establish any new bank accounts, securities accounts or commodities accounts without the prior written consent of the Lender unless the Lender and the depositary institution, securities intermediary or commodities intermediary, as applicable, as to which the account is to be opened enter into a Control Agreement in form and substance satisfactory to the Lender.

7.13         Letter of Credit. The Borrowers shall not, and shall not permit any Subsidiary to, permit the imposition of any Lien on, or permit the assignment of, the Letter of Credit or any proceeds of the Letter of Credit to any Person other than the Lender.

section 8.          EVENTS OF DEFAULT.

8.1           Events of Default; Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)          the Borrowers shall fail to pay any amount of principal of any Loan when due in accordance with the terms of this Agreement and the other Loan Documents; or the Borrowers shall fail to pay any interest or other amount payable hereunder or under any other Loan Document, within three (3) days after such interest or other amount becomes due in accordance with the terms of this Agreement and/or any Loan Documents; or

(b)          any representation or warranty made or deemed made by any Borrower or any other Obligor herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representation or warranty already qualified or modified by the text thereof) on or as of the date made or deemed made; or

(c)          the failure by any Borrower or any other Obligor to punctually perform, observe, comply with or satisfy any covenant, agreement or condition contained in (i) Section 6.1, 6.2, 6.3, 6.4, 6.6, 6.7, 6.8, 6.10, 6.11, 6.12, 6.13 or 6.14 of this Agreement; or (ii) Section 7 of this Agreement; or (iii) Section 4.1 of the Security Agreement; or

(d)          any Borrower or any Subsidiary shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided this Section 8.1), and such default shall continue un-remedied for a period of thirty (30) days; or

(e)          any Borrower shall fail to pay when due (after any applicable period of grace) any Indebtedness of such Borrower (other than Indebtedness comprising the Obligations), which together with all such other due but unpaid Indebtedness, exceeds the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00), or shall fail (after any applicable period of grace) to observe or perform any term, covenant or agreement evidencing or securing such Indebtedness, which, if uncured or unwaived, permits the acceleration of such Indebtedness, or any default or event of default shall have been declared under any agreement relating to such Indebtedness; or

(f)          any Borrower, Subsidiary or any other Obligor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code, as amended from time to time, (iv) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (v) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code, as amended from time to time or other law, (vi) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

(g)          a proceeding or case shall be commenced against any Borrower, any Subsidiary or any other Obligor, without the application or consent of such Borrower, such Subsidiary or such Obligor, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of thirty (30) days; or an order for relief shall be entered in an involuntary case under the United States Bankruptcy Code, as amended from time to time, against any Borrower, any Subsidiary or any other Obligor; or

(h)          (i) the Letter of Credit ceases to be in full force and effect prior to the Maturity Date, is revoked or repudiated for any reason, is (or any proceeds thereof are) assigned to any Person other than the Lender, a Lien is created thereon (or on any proceeds thereof) in favor of any Person other than the Lender or its enforceability is challenged by or on behalf of the Borrowers or the LC Issuer, and the Borrowers shall thereafter fail (within five (5) days of receipt of notice of such event) to: (A) cause a new Letter of Credit to be issued for the benefit of the Lender by a financial institution acceptable to the Lender in its reasonable discretion; or (B) pledge and deposit with or deliver to the Lender cash or deposit account balances in an amount equal to the then-face amount of the Letter of Credit pursuant to documents in form and substance reasonably satisfactory to the Lender; or (ii) a default or event of default shall occur with respect to the Letter of Credit and remain uncured after the lapsing of any applicable cure period; or

(i)          (i) any Borrower or any Commonly Controlled Entity shall fail to pay when due any amount that it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA, unless (A) such liability is being contested in good faith by appropriate proceedings, such Borrower or such Commonly Controlled Entity, as the case may be, has established and is maintaining adequate reserves in accordance with GAAP and no Lien shall have been filed to secure such liability or (B) which would not have a Material Adverse Effect; (ii) the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans; or (iii) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(j)          one or more judgments or decrees shall be entered against any Borrower involving a liability of One Hundred Thousand and 00/100 Dollars ($100,000.00)(not paid or fully covered by insurance) or in the aggregate a liability (not paid or fully covered by insurance), and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(k)          if any of the Loan Documents (or any provision contained therein) shall be cancelled, terminated, revoked, curtailed or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lender, or any action at law, suit or in equity or other legal proceeding to cancel, revoke, curtail or rescind any of the Loan Documents shall be commenced by or on behalf of any Borrower or any of its officers, directors, stockholders or creditors, or any Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any of the Loan Documents (or any provision contained therein) is illegal, invalid or unenforceable in accordance with the terms thereof; or

(l)          any Lien created by any of the Security Documents shall, by reason of any breach by any Borrower, any Subsidiary or Obligor party thereto of any of its covenants or other obligations contained in such Security Documents, cease to be enforceable and of the same effect and priority purported to be created thereby; or

(m)          A material portion of the property of any Borrower or Subsidiary (whether or not Collateral) is damaged by fire or other casualty, or otherwise lost or stolen, the restoration or replacement cost of which property exceeds by more than One Hundred Thousand Dollars ($100,000.00), in the aggregate, the amount of insurance proceeds readily available for such restoration or replacement; or

(n)          the occurrence of any Change of Control or any Material Adverse Effect; then, and in any such event, so long as the same may be continuing, the Lender may, by notice to the Borrowers, declare all amounts owing with respect to this Agreement, the Note and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of any Event of Default specified in Sections 8.1(f) or 8.1(g), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Lender.

8.2           Termination of Commitment. If any one or more of the Events of Default specified in Sections 8.1(f) or 8.1(g) shall occur, any unused portion of the Commitment shall immediately terminate and the Lender shall be relieved of all further obligations to make advances to the Borrowers. If any other Event of Default shall have occurred and be continuing, the Lender may, by notice to the Borrowers, terminate the unused portion of the Commitment, and upon such notice being given such unused portion of the Commitment shall terminate immediately and the Lender shall be relieved of all further obligations to make Loans. No termination of the Commitment shall relieve the Borrowers of any of the Obligations.

section 9.          RIGHTS AND REMEDIES.

9.1           Rights and Remedies. Upon the occurrence and during the continuance of any one or more of the Events of Default, the Lender may proceed to enforce all legal or equitable rights or remedies it may have under this Agreement or any other Loan Documents or otherwise by virtue of applicable law.

9.2           Setoff and Adjustments. In addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, without prior notice to the Borrowers, any such prior notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, at any time held or owing the Lender to or for the credit or the account of the Borrowers. The Lender agrees promptly to notify the Borrowers after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

9.3           No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4           Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Event of Default, the Lender receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows: (a) first, to the Obligations (including accrued Default Interest, if any) in such order or preference as the Lender may determine; (b) second, upon payment and satisfaction in full or other provisions for payment in full satisfactory of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-615 of the UCC; and (c) third, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

section 10.         MISCELLANEOUS

10.1         Survival of Covenants. Except for those which by their terms survive termination of the Loan Documents, all agreements, representations, covenants and warranties made by each Borrower and any of its Subsidiaries in the Loan Documents shall remain in full force and effect until all Obligations have been paid in full and satisfied, notwithstanding the fact that the Note may, from time to time, be in a zero or credit position.

10.2         Prior Discussions; Amendments in Writing; Counterparts. The Loan Documents incorporate all discussions and negotiations among the Lender and the Borrowers either express or implied, concerning the Obligations, notwithstanding any custom, usage or oral agreement or understanding to the contrary. This Agreement may be amended or modified only in writing signed by the parties hereto. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but such counterparts together shall constitute one and the same instrument. Any proof of this Agreement shall require production of only one such counterpart.

10.3         Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.4         Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission and electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered by hand, or when sent by facsimile transmission or by electronic mail, or on the first Business Day after delivery to any overnight delivery service, freight prepaid, or three (3) Business Days after being sent by certified or registered mail, return receipt requested, postage prepaid, and addressed to the Borrowers and the Lender as follows or to such other address as may be hereafter notified by the respective parties hereto:

(a)	If to the Borrowers, then:	ThermoEnergy Corporation
ThermoEnergy Power Systems, LLC
CASTion Corporation
10 New Bond Street
Worcester, MA 01606
Attention: Teodor Klowan, Jr.,
Executive Vice President and
Chief Financial Officer
Facsimile No: 508.854.1753
Telephone No. 508.854.1628, Ext. 310
E-mail: ted.klowan@thermoenergy.com

	with copies to:	Nixon Peabody LLP
100 Summer Street
Boston, MA 02110
Attention: William E. Kelly, Esq.
Facsimile No: 866-743-4899
Telephone No. 617.345.1195
E-mail: wkelly@nixonpeabody.com

(b)	If to the Lender, then:	C13 Thermo LLC
c/o Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Attention: Lewis Kruger, Esq.
Facsimile No: 212-806-1230
Telephone No. 212-806-5430
E-mail: lkruger@stroock.com

	with copies to:	Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Attention: Bradley G. Kulman, Esq.
Facsimile No: 212-806-7613
Telephone No. 212-806-6613
E-mail: bkulman@stroock.com

10.5         Expenses. The Borrowers jointly and severally agree to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Lender (other than taxes based upon any the Lender’s net income) on or with respect to the transactions contemplated by this Agreement (the Borrowers jointly and severally hereby agreeing to indemnify the Lender with respect thereto), (c) the reasonable fees, expenses and disbursements of counsel to the Lender incurred in connection with the preparation, negotiation, administration or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of the Lender, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by the Lender in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrowers or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Lender’s relationship with the Borrowers and (e) all reasonable fees, expenses and disbursements of the Lender incurred in connection with UCC searches, UCC filings or mortgage recordings. The covenants contained in this Section 10.5 shall survive payment or satisfaction in full of all other Obligations. The Borrowers shall pay the foregoing amounts within three (3) Business Days of delivery of a written request therefore from or on behalf of the Lender. The amounts described in clause (c) of this Section 10.5 shall be paid on the date of the first Loan in accordance with Section 3.10, or, at the option of the Lender or if not otherwise paid, shall be added to the principal amount of the Loans and deemed Loans made hereunder.

10.6         Indemnification. The Borrowers jointly and severally agree to indemnify and hold harmless the Lender from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrowers of the proceeds of any of the Loans other than in compliance with Section 6.11, (b) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrowers or any other Obligor comprised in the Collateral, (c) all liabilities, obligations, claims, damages, costs, losses and expenses (including court costs and attorney’s reasonable fees and expenses) that the Lender may sustain or incur by reason of, relating to or arising out of this Agreement or the other Loan Documents, including, without limitation, the defending or protecting of any Collateral or the priority of the Lender’s interest therein, or in collecting or enforcing the Obligations, or in enforcing any of the Lender’s rights or remedies, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement, any of the other Loan Documents, the Obligations, the Collateral, or on account of the Lender’s relationship with the Borrowers or any other Obligor (except for such claims which have been determined by a court of competent jurisdiction to have arisen out of the Lender’s actual bad faith, willful misconduct or gross negligence) or (d) with respect to the Borrowers or any other Obligor and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any hazardous substances or any action, suit, proceeding or investigation brought or threatened with respect to any hazardous substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefore, the Lender shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Borrowers agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrowers under this Section 10.6 are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section 10.6 shall survive payment or satisfaction in full of all other Obligations.

10.7         Joint and Several Liability. All of the obligations and liabilities of the Borrowers under this Agreement are joint and several.

10.8         Acknowledgements. Each Borrower hereby acknowledges that (a) such Borrower has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents; (b) the Lender has no fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship of the Lender, and such Borrower, in connection herewith or therewith is solely that of debtor and creditor; and (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among such Borrower, the Lender.

10.9         Successors and Assigns; Assignments and Participation.

(a)          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lender and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their respective rights or obligations under this Agreement.

(b)          Assignments. The Lender may, in accordance with applicable law, at any time and from time to time assign to an Eligible Assignee all or a portion of its rights and obligations under this Agreement. Upon such assignment, such Eligible Assignee shall be a party hereto and have the rights and obligations of the Lender hereunder, and the assigning Lender shall be released from its obligations under this Agreement. Notwithstanding any provision of this Section 10.9(b), the consent of the Borrowers shall not be required if any Event of Default has occurred and is continuing.

10.10       Loss, Theft, Destruction or Mutilation of any Note. Upon receipt of an affidavit of the Lender as to the loss, theft, destruction or mutilation of the Lender’s Note or any other Loan Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other Loan Document, the Borrowers will issue, in lieu thereof, a replacement Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

10.11     Waiver of Jury Trial. THE BORROWERS AND THE LENDER HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

10.12      Governing Law; Consent to Jurisdiction. This Agreement and the other Loan Documents shall be construed in accordance with and governed by, the laws of The Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof. The Borrowers and the Lender agree that any suit, action or proceeding against the other arising out of or based upon this Agreement may be instituted in or removed to a United States Federal or Massachusetts state court located in the city of Boston, and any appellate court from any thereof, and the Borrowers and the Lender irrevocably submit to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Borrowers and the Lender irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action or proceeding that may be brought in connection with this Agreement in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Borrowers and the Lender agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Borrowers and the Lender and may be enforced in any court to the jurisdiction of which they are subject, by a suit upon judgment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered under seal by their proper and duly authorized officers as of the date first above written.

BORROWERS:

THERMOENERGY CORPORATION
THERMOENERGY POWER SYSTEMS, LLC
CASTION CORPORATION

By:	/s/ Teodor Klowan, Jr.
Name: Teodor Klowan, Jr.
Title: CFO / Treasurer

LENDER:

C13 THERMO LLC

By:	/s/ Carmen Rosario
Name: Carmen Rosario
Title: Authorized Person

[Loan Agreement – Signature Page]

LOAN AGREEMENT

(the “Agreement”)

by and among

THERMOENERGY CORPORATION;

THERMOENERGY POWER SYSTEMS, LLC; and

CASTION CORPORATION

(the “Borrowers”)

and

C13 THERMO LLC

(the “Lender”)

APPENDIX A

1.          Definitions. As used in the Agreement, the following terms shall have the following meanings:

“Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”: this Loan Agreement, as amended, supplemented or otherwise modified from time to time.

“Asset Sale”: as to any Person, any voluntary or involuntary sale or other disposition subsequent to the Closing Date of any assets or property of such Person.

“Borrowers”: as defined in the preamble to this Agreement.

“Business Day”: any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of The Commonwealth of Massachusetts, or is a day on which banking institutions located in The Commonwealth of Massachusetts are required or authorized by any Requirement of Law to be closed.

“Buyer”: PT. Paiton Energy, a limited liability company having its registered address at Sentral Senayan II, 5th Floor, Jl. Asia Afrika No. 8, Jakarta, 10270, Indonesia, NPWP No.: 01.070.831.1-058.000.

“Capitalized Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Capitalized Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any Capitalized Leases; the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents”: (a) securities issued or directly and fully guaranteed or insured by the United States Government, or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition, (b) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof of any domestic commercial bank the long-term debt of which is rated at the time of acquisition thereof at least A or the equivalent thereof by Standard & Poor’s Ratings Group, or A or the equivalent thereof by Moody’s Investors Service, Inc., and having capital and surplus in excess of Five Hundred Million and 00/100 Dollars ($500,000,000.00), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a), (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above, (e) commercial paper rated at the time of acquisition thereof at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group or P-2 or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within two hundred seventy (270) days after the date of acquisition thereof and (f) other investment instruments approved in writing by the Lender and offered by any financial institution which has a combined capital and surplus of not less than One Hundred Million and 00/100 Dollars ($100,000,000.00).

“Change of Control”: any event or series of events by which:

(a)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, Lender or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of a Borrower entitled to vote for members of the board of directors or equivalent governing body of such Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)          during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of a Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c)          there shall have occurred a sale of all or substantially all of the assets of the Borrowers on a consolidated basis; or

(c)          there shall have occurred, under any indenture, any agreement or any other instrument evidencing any Indebtedness or Equity Interest in excess of Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00), any “change of control” or any comparable term (as set forth in any indenture, any agreement or any other instrument evidencing such Indebtedness or Equity Interest) obligating a Borrower or any other Obligor to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interest provided for therein.

“Closing Date”: the date of satisfaction, in the sole determination of Lender, of the conditions precedent set forth in Section 3.

“Collateral”: all assets of the Borrowers, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: the Lender’s obligation to make Loans to the Borrowers in an aggregate principal amount at any one time outstanding not to exceed an amount equal to Seven Hundred Thousand and 00/100 Dollars ($700,000.00).

“Commitment Fee”: as defined in Section 2.4.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with a Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes a Borrower and which is treated as a single employer under Section 414(b) or (c) of the Tax Code or, solely for purposes of determining liability under Section 412 of the Tax Code, which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Tax Code.

“Contractual Obligation”: as to any Person, any provision of (a) any security issued by such Person or (b) any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement”: means any control agreement granting the Lender control (under the UCC) over the deposit accounts, securities account or commodities accounts, if any, of any Borrower.

“Default Rate”: as defined in Section 2.5(a).

“Defaults”: as defined in Section 8.1.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Eligible Assignee”: any Person controlling, controlled by, or under common control with, the Lender.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equity Interests”: with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Events of Default”: as defined in Section 8.1.

“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Capitalized Leases, (d) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (e) all liabilities of third parties secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (the amount of such indebtedness with respect to such Person being deemed to be the lesser of the value of such property or the amount of indebtedness of others so secured) and (f) guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (e) above.

“Initial Financial Statements”: as defined in Section 5.1.

“Intellectual Property”: as defined in Section 5.11.

“Inventory”: all “inventory” (as that term is defined in the UCC) of each Borrower, and to the extent not included in such definition, shall also mean and include all raw materials and other materials and supplies, work-in-process and finished goods of each Borrower and any products made or processed therefrom and all substances, if any, commingled therewith or added thereto.

“Investment”: as defined in Section 7.8.

“LC Issuer”: at any time, the issuer of the Letter of Credit (which, initially, shall be Deutsche Bank AG), provided, however, that any successor LC Issuer shall be satisfactory to the Lender in its reasonable discretion.

“Letter of Credit”: means one or more irrevocable documentary letters of credit now or hereafter issued by the LC Issuer for the benefit of ThermoEnergy, in the original face amount of not less than Nine Hundred Seventy-Eight Thousand One Hundred Seventy-Nine and 40/100 Dollars ($978,179.40) and otherwise in form and substance reasonably acceptable to the Lender.

“Lender”: as defined in the preamble to this Agreement.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”: this Agreement, the Note, the Security Documents, the Letter of Credit and any and all other agreements, guaranties, instruments, documents, certificates, financing statements, powers of attorney, consents and filings, whether heretofore, now, or hereafter executed by or on behalf of a Borrower, any of its Subsidiaries, or any other Person and delivered to the Lender in connection with the transactions contemplated herein, all as may be amended, modified, supplemented, restated or extended from time to time.

“Material Adverse Effect”: a material adverse effect or change on (a) the business, operations, property, prospects or condition (financial or otherwise) of the Borrowers and their respective Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Lender or any Lender hereunder or thereunder including the validity, priority, perfection or enforceability of the security interests created by the Security Documents.

“Maturity Date”: the earlier of (i) March 4, 2012 and (ii) one (1) Business Day following the date any Borrower draws any amount under the Letter of Credit.

“Moody’s”: Moody’s Investors Services, Inc.

“Note”: as defined in Section 2.2.

“Obligations”: all Indebtedness, obligations and liabilities of a Borrower or any of its Subsidiaries to the Lender, individually or collectively, now existing or hereafter arising, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents.

“Obligors”: collectively, the Borrowers and each Person who, following the Closing Date, becomes a guarantor of the Obligations.

“Obsolete Property”: any property of a Borrower or any of its Subsidiaries which is obsolete, outdated or worn out or the useful life of which has ended, in each case in the good faith determination of a Borrower or any applicable Subsidiary.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any Governmental Authority which succeeds to the powers and functions thereof.

“Patent Security Agreements”: the Patent Security Agreements to be executed and delivered by each of the applicable Borrowers, substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

“Permitted Debt”: any of the following:

(a)          Indebtedness to the Lender arising under any of the Loan Documents;

(b)          Indebtedness arising under the Roenigk Family Trust Note;

(c)          Indebtedness consisting of Purchase Money Indebtedness and/or in respect to Capitalized Lease Obligations; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed Two Hundred Thousand and 00/100 Dollars ($200,000.00);

(d)          Indebtedness with respect to taxes, assessments, governmental charges or levies, which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of a Borrower or its Subsidiaries, as the case may be, in conformity with GAAP; and

(e)          Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(f)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(g)          current liabilities which are incurred in the ordinary course of business and which are not incurred through (i) the borrowing of money or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(h)          Indebtedness of a Borrower to any Subsidiary and of any Subsidiary to a Borrower or any other Subsidiary, so long as such Indebtedness (i) is subordinated in right of payment to all Obligations; and (ii) has terms and conditions as the Lender may reasonably require;

(i)          Indebtedness set forth on Schedule 5.14; and

(j)          unsecured Indebtedness in an aggregate principal amount not to exceed Fifty Thousand and 00/100 Dollars ($50,000.00) at any time outstanding.

“Permitted Liens”: any of the following:

(a)          Liens created pursuant to the Security Documents;

(b)          Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d)          pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e)          deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)          easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g)          Liens securing judgments for the payment of money not constituting an Event of Default under this Agreement;

(h)          Liens securing Indebtedness permitted under clause (c) of the definition of the term “Permitted Debt,” as set forth in this Appendix A; provided, however, that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(i)          Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of a Borrower and its Subsidiaries;

(j)          (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of a Borrower or any Subsidiary thereof;

(k)          (i) contractual or statutory Liens of landlords solely to the extent relating to the goods and equipment located on the leased premises relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) granted in the ordinary course of business to the extent limited to the property or assets purchased from such suppliers relating to such contract;

(l)          any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement to the Borrowers or any Subsidiary entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of a Borrower or its Subsidiaries or materially detract from the value of the relevant assets of a Borrower or its Subsidiaries or (ii) secure any Indebtedness;

(m)          to the extent constituting Liens, restrictions under federal and state securities Laws on the transfer of securities not securing Indebtedness and which do not, individually or in the aggregate, materially detract from the value of the properties or assets of a Borrower and its Subsidiaries; and

(n)          Liens in existence on the date hereof listed on Schedule 7.3; provided, however, that no such Lien encumbers any additional property after the Closing Date and that the amount of Indebtedness secured thereby shall not subsequently be increased.

“Person”: an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which any Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Purchase Money Indebtedness”: any Indebtedness incurred by a Borrower or any of its Subsidiaries, whichever is applicable, in connection with the acquisition by such Borrower or any of its Subsidiaries, whichever is applicable, of any inventory or equipment in the ordinary course of business.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 2615.

“Requirement of Law”: as to any Person, the Certificate (or Articles) of Incorporation (or Organization) and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: as to any Person, the chief executive officer and/or the president of such Person, or with respect to financial matters, the chief financial officer of such Person or, in either case, such other executive officers as may be designated from time to time by such Person in writing to the Lender.

“Restricted Payment”: any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of a Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Roenigk Family Trust Note”: that certain Amended and Restated Convertible Promissory Note, dated as of April 1, 2012, from ThermoEnergy made payable to the order of The Roenigk Family Trust dated November 10, 2004, in the original principal amount of One Million, Eight Hundred Seventy-Seven Thousand, Two Hundred Seventeen Dollars and Twelve Cents ($1,877,217.12), as the same may have been or be amended, modified, substituted, extended or restated, from time to time.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“SEC”: Securities and Exchange Commission of the United States of America, together with any successor thereto.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Agreement”: the Pledge and Security Agreement to be executed and delivered by the Borrowers, substantially in the form of Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Agreements”: collectively, the Security Agreement, the Control Agreements, the Patent Security Agreements and the Trademark Security Agreements.

“Security Documents”: collectively, the Security Agreements and all other security agreements, pledge agreements, financing statements, assignments, mortgages, agreements, documents and instruments now or hereafter delivered to the Lender granting a Lien on any asset or assets of any Person to secure the Obligations or to secure any guarantee of any such Obligations and, including, without limitation, any such document delivered pursuant to Section 5.10.

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the applicable Borrower.

“System”: the Ammonia Reduction Process system to be used to remove ammonia from the condensate water fabricated for the Buyer and installed at the Buyer’s power plant in Jakarta, Indonesia.

“Tax Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Trademark Security Agreement”: the Trademark Security Agreement to be executed and delivered by each of the applicable Borrowers, substantially in the form of Exhibit D, as the same may be amended, supplemented or otherwise modified from time to time.

“UCC”: the Uniform Commercial Code as from time to time in effect in The Commonwealth of Massachusetts; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, then the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

2.          Use of Terms. The use of the singular of terms which are defined in the plural shall mean and refer to any one of them; and pronouns used herein shall be deemed to include the singular and the plural and all genders. The use of the connective “or” is not intended to be exclusive; the term “may not” is intended to be prohibitive and not permissive; use of “includes” and “including” is intended to be interpreted as expansive and amplifying and not as limiting in any way.

The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.